Exhibit 10.10

Ameriprise Financial, Inc.

2007 Long-Term Incentive Award Program Guide

This Guide is available on Inside and is for awards granted in January 2007 and forward.

THIS DOCUMENT IS PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE
What’s next	BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933.

May 2007

Table of Contents

Long-Term Incentive Award Program Guide
Information regarding awards granted beginning January 1, 2007.

Long-Term Incentive Award Program	1
LTIA Program Overview
Substitution Awards

Ameriprise Financial 2005 Incentive Compensation Plan	2

Stock-Based Award Types	3

Restricted Stock Award (“RSA”)	4
Valuing RSA Grants
Vesting
Quarterly Dividends
Treatment of RSAs Upon Certain Events

Non-Qualified Stock Option (“NQSO”)	5
Valuing NQSO Grants
Vesting
Steps for Exercising NQSOs
NQSO Exercise Illustration
Treatment of NQSOs Upon Certain Events

Restricted Stock Unit (“RSU”)	8
Treatment of RSUs Upon Certain Events

Long-Term Performance Plan (“LTPP”) for Bands 50 and above	8

Tax Implications for Stock-Based and Other LTIAs (U.S. Only)	9
RSA/RSU Tax Implications
NQSO Tax Implications
Other Tax Implications for LTIAs

Treatment of LTIAs Upon Certain Events	12
Part-Time Employment Status
Employment Termination
Leave of Absence
Death
Disability Termination
Retirement
Transfer Between Business Segments
Transfer from Field Sales Leader to P2 Advisor Situations of Detrimental Conduct
Change in Control (“CIC”) of the Company Payments to U.S. Taxpayers Upon a Change in Control of the Company
Resale of Shares Received Under the Plan

Comparison of LTIA Major Terms and Provisions	17
Non-Qualified Stock Options (NQSOs)
Restricted Stock Awards/Restricted Stock Units (RSAs and RSUs)

Administrative Information about this Guide	19
About this Guide
About the Illustrations
Award Confirmation Materials
Governing Award Documents
AMP Shares Available for Grant Under the Plan
Plan Administration
Performance-Based Compensation
Adjustments upon Changes in Capitalization
Tax Withholding
Assignment and Transfer
Amendment
Terms of the Plan

Appendix A – Detrimental Conduct Provisions to Long-Term Incentive Awards	23

Resources	27
Availability of Certain Information and Incorporation of Documents by Reference
Contact Information

Long-Term Incentive Award Program Guide

Long-Term Incentive Award Program (“LTIA”)

The LTIA program is designed to align participants’ interests with those of the shareholders of Ameriprise Financial, Inc. (“Company”). By providing a stake in the Company’s future success, LTIAs are considered essential to our efforts to attract and retain talented employees.

LTIAs are long-term incentive awards, e.g., non-qualified stock options, restricted awards, etc., issued pursuant to the Ameriprise Financial 2005 Incentive Compensation Plan (“Plan”), as amended and restated. Management recommends LTIAs within the program’s guidelines. Award pools are established at the beginning of the annual year-end performance and compensation process. (LTIA award pools are subject to CBC discretion, cost, dilution and shareholder plan limits.) All LTIAs are recommended for approval by the Compensation and Benefits Committee of the Company’s Board of Directors (“CBC”). Upon approval by the CBC, awards are then communicated to employees by their leaders.

LTIA guidelines are reviewed and set annually to provide competitive compensation opportunities, while giving management flexibility to select and reward individuals. Management may choose to reward some individuals in consecutive years, while others are rewarded on a less frequent basis.

Management considers a variety of factors when determining awards under the LTIA program, including, but not limited to:

•   Performance ratings,

•   Leadership behaviors and skills,

•   Importance to the future performance and growth of the organization, and

•   Ability to model behaviors for others.

These factors are particularly important when selecting award recipients in pay bands where program participation is limited to less than 100% of employees. This participant level is consistent with market practices and ensures recipients receive meaningful awards.

LTIA Program Overview

The chart on the following page summarizes key features of the LTIA program. The Plan permits a variety of awards to be granted to Plan participants. This Guide describes awards we expect to grant and may not cover the specific features of every award. Certain awards may have terms that are different than those described in this Guide, and all awards are subject to the Plan and their own specific award agreements or certificates. However, this Guide is intended to cover the vast majority of awards, and you may generally rely on it for the governance of your awards unless we communicate something different to you.

If the type of awards granted changes from what is described in this Guide, we will provide you with detailed information regarding any changes. Detailed information about various award types, tax implications and other award features is contained in the following sections.

Type of Award	Key Features

Restricted Stock	• RSAs will vest in equal installments over a three-year period.
Award (“RSA”)	• Quarterly dividends will be paid during the vesting period.

Non-Qualified	• NQSOs will vest and become exercisable in equal installments over a three-year period.
Stock Option |(“ NQSO”)	• NQSOs may be exercised up to 10 years after the grant date, subject to continuous employment and award requirements.

Restricted Stock Unit	• RSUs will vest in equal installments over a three-year period.
Award (“RSU”)	• Quarterly dividend equivalents will be paid during the vesting period.

Long-Term Performance Plan (“LTPP”)

•                       The performance periods for LTPP awards, performance-based cash incentive awards, are generally three-years. Awards generally vest and become payable in the first February following the end of the third year.

*To avoid adverse tax consequences, Restricted Stock Units (“RSUs”) may be granted in lieu of RSAs and NQSOs in certain countries.

Substitution Awards

In addition to those LTIAs granted to eligible Participants, certain incentive awards granted under the American Express Company 1998 Incentive Compensation Plan in connection with the spin-off from American Express Company have been substituted (i.e., Substitution Awards) with Ameriprise Financial LTIAs. Substitution Awards are governed by the Plan in the Form of Ameriprise Financial 2005 Incentive Compensation Plan Award Certificates.

Ameriprise Financial 2005

Incentive Compensation Plan

The Plan is designed to promote the Company’s and our shareholders’ interests by providing eligible participants with incentives and rewards to encourage your continued service in the management, growth and protection of the Company’s financial success.

The Plan provides for the grant of cash awards, non-qualified and incentive stock options, restricted stock awards, restricted stock units and other stock-based awards to eligible employees. The CBC may grant LTIAs to other persons such as independent contractors and non-employee directors who provide services to the Company. LTIAs may be settled in cash and/or in shares of Company common stock (“AMP Shares”) or other property pursuant to LTIA terms. In addition, to provide suitable incentives to employees outside the United States, we may issue awards similar to the types of awards listed above that also meet the requirements of foreign jurisdictions.

Stock-Based Award Types

This section summarizes general features of RSAs, NQSOs and RSUs. Detailed information about the various award types is contained in sections that follow.

Award Feature	RSA	NQSO	RSU
Intent and form of award	A grant of AMP Shares in which the recipient’s rights in the stock are restricted until the AMP Shares vest, subject to continuous employment.	The opportunity to purchase (or exercise) a specific number of AMP Shares when the award vests, subject to continuous employment.	A promise to deliver AMP Shares when the award vests, subject to continuous employment.

Size of grant	Generally, the dollar value of the award is converted to a specific number of AMP Shares (at fair market value) on the grant date.

Vesting schedule	Generally, awards vest in equal annual installments over a three-year period. Individual awards may vary as specified in your award package.

Dividends/dividend equivalents	Dividends payable as declared by Ameriprise Financial Board of Directors (usually quarterly) on unvested AMP Shares.	No	Same as RSA,but in the form of dividend equivalents.

Tax on dividends/dividend equivalents for unvested AMP Shares (U.S. only)	Taxed as ordinary income and reflected on your W-2 Form.	No	Same as RSA.

Voting rights for unvested AMP Shares	Yes	No	No

Current value	Current share price multiplied by number of AMP Shares.	Difference between the grant price (also known as the exercise or strike price) and the current share price, multiplied by the number of AMP Shares.	Same as RSA.

Taxation (U.S. only)	Generally upon vesting. Subject to statutory federal minimum, state and local income tax withholding, Social Security and Medicare taxes (actual tax obligation may be higher).	Upon exercise. Subject to statutory federal minimum, state and local income tax withholding, Social Security and Medicare taxes (actual tax obligation may be higher).	Same as RSA.

Restricted Stock Award (“RSA”)

An RSA grant is a grant of AMP Shares. Your rights to the shares are restricted until the shares vest and you remain employed with the Company. Once vested, you receive the AMP Shares free from restrictions. Quarterly dividends, if any, are paid during the restricted period. You have full voting rights for all of your restricted AMP Shares.

Valuing RSA Grants

The value of an RSA share at vesting is equal to Ameriprise Financial’s average share price on that day. We use the fair market value as reported on the New York Stock Exchange composite tape of Ameriprise Financial’s trading prices on the vesting date.

For example, if 150 restricted AMP Shares vest in January 2007 and the AMP Share price at vesting is $55, the pre-tax value of these AMP Shares would be $8,250 ($55 x 150 = $8,250). (See “About the Illustrations” for an important disclosure.)

Vesting

RSAs generally vest in equal installments over a three-year period, starting with the first anniversary of the grant date and ending on the third anniversary of the grant date.

The Award Certificate you receive with an RSA grant will include a personalized vesting schedule. Prior to the vesting date, the Ameriprise LTIA Administration group will remind you that you must open a brokerage account with Ameriprise Financial Brokerage Services (“AFBS”) and have the net AMP Shares transferred to this account or hold the net AMP Shares in an account in your name with the transfer agent.

The net AMP Shares deposited into your account will be the number of AMP Shares specified in your RSA award less the necessary number of AMP Shares needed to satisfy any tax withholding requirements. Once deposited into your account, you may sell your AMP Shares at any time, subject to securities laws governing insider trading, short swing profit rules and Company black-out periods applicable to Bands 50 and above. You are responsible for knowing the applicable laws and Company policies regarding your stock and stock based awards and abiding by them.

Quarterly Dividends

AMP Share dividends, as declared by the Ameriprise Financial Board of Directors, are paid quarterly during the restricted period. The dividend payment amount is determined each quarter and stated as a per share amount that is multiplied by the number of restricted AMP Shares in your award. For example, if a quarterly dividend is $0.12 per share and you have 500 restricted AMP Shares, your quarterly dividend payment would equal $60 ($0.12 x 500 = $60).

To change the address where your dividend check is mailed or to request a dividend check replacement, contact the Transfer Agent. Contact information can be found on page 28 of this guide.

Treatment of RSAs Upon Certain Events

For information on the treatment of RSAs upon retirement, employment termination, leave of absence, etc., please see “Treatment of LTIAs Upon Certain Events.”

Non-Qualified Stock Option (“NQSO”)

An NQSO gives you the right to purchase a specified number of AMP Shares for a 10-year period at the exercise price (the share price at grant) on the day of the grant date, subject to continuous employment and vesting requirements. The exercise price is equal to the closing stock price as reported on the New York Stock Exchange composite tape on the grant date. Once an option becomes vested, you determine when to exercise the option and how to pay for the option exercise.

“Non-qualified” refers to the tax treatment of the option under the Code. A non-qualified stock option does not receive special individual tax treatment under the Code. This means the gain is treated as ordinary income and you must pay tax on the gain when you exercise the NQSO. (See “Tax Implications for Stock-Based Awards (U.S. only)” for more detailed information.)

Valuing NQSO Grants

NQSOs earn value when Ameriprise Financial’s stock price increases above the exercise price. Once an NQSO becomes vested, you have the right to exercise the NQSO. For example, assume that 500 vested NQSOs were granted at the exercise price of $35 per share and the AMP Share price is now $55. If you decide to exercise the NQSO, the pre-tax value of these shares would be $10,000 ($55 - $35 = $20 x 500 = $10,000). (See “About the Illustrations” for an important disclosure.)

Vesting

Outstanding NQSOs generally become vested and available for exercise in equal installments over a three-year period, starting with the first anniversary of the grant date and ending on the third anniversary of the grant date. The Award Certificate you receive in connection with an NQSO grant will include a personalized schedule.

Steps for Exercising NQSOs

(For U.S. employees; exercise steps outside the United States may differ due to local requirements.) You may exercise an NQSO as soon as it vests or at any subsequent time during the 10-year option term, as long as you remain employed with the Company. Please keep track of your NQSO expiration date(s) to ensure you realize any value through a timely exercise. As with any investment decision, please consult with your personal financial advisor before exercising an NQSO.

Follow these steps to exercise an NQSO:

1.               Complete the Notice of Exercise of Employee Stock Option Form. To access this form, please go to Inside and search on “Exercise Form.” Also, you may e-mail Brokerage Services for the “Notice of Exercise Form.” Their address is “ESO Group.” On the form, indicate how you plan to pay for the AMP Shares you are purchasing through exercising the option and any required minimum tax withholding. You may pay the exercise cost (exercise price times the number of shares) using one of these payment options (in U.S. dollars):

•                  Cashless: Instruct Ameriprise Financial Brokerage Services (“AFBS”), our exclusive broker, to sell all exercised shares and pay the exercise cost and tax payment due. There is no fee to open a brokerage account with AFBS, and you will pay a reduced commission when AFBS sells shares on your behalf.

•                  Check: Made payable to Ameriprise Financial, Inc. This check must accompany the “Request to Exercise Form” and both (the Form and check) mailed to AFBS at the address indicated on the Exercise Form.

•                  Stock-for-Stock (“Swap”): Swap AMP Shares you have owned for at least six months that are held in either your name or a joint account with your name. (AMP Shares within a U.S. Individual Retirement Account, the Ameriprise Financial 401(k)
Plan, or other similar program cannot be used for this

transaction.) You may pay the exercise cost by completing an “Attestation Form” and attaching documentation that affirms you own the required AMP Shares. To access this form, please go to Inside and search on “Attestation Form.”

If you choose to pay the exercise cost using the cashless method, required tax withholding will be deducted from the proceeds of the sale. If you choose to pay the exercise cost by cash/check or with AMP Shares (i.e., Swap), you may pay any required minimum tax withholding using one of these payment options (in U.S. dollars):

•         Request AFBS to take funds from your brokerage cash account to cover tax withholdings; or

•         Instruct AFBS to withhold and sell the appropriate number of shares (otherwise available from the exercise) to pay the required minimum tax withholding. Note: Shares cannot be sold until after tax withholding liability has been determined. Due to price fluctuation (between exercise and disposition of shares), the exact number of shares needed to cover taxes will not be known immediately upon exercise.

2. (For Bands 50 and above only) Verify special provisions and restrictions.

•         Obtain required approval. All Section 16 reporting officers must pre-clear their intent to exercise through the Company’s Corporate Secretary’s Office. Additional approvals may be required for all Bands 50 and above participants if the exercise request exceeds certain hurdles, e.g., the request that would result in the exercise of more than 40% of your available AMP Shares (25% for Executive Team members) within any 90-day period. The Corporate Secretary’s Office will provide instruction on necessary approvals required.

•         Black-out period. There is a quarterly black-out period when the trading window closes and remains closed for approximately six weeks until the Company’s earnings for the preceding quarter are made public. Other black-out periods may apply as determined by the Corporate Secretary’s Office. All affected participants will receive an email from the Corporate Secretary’s Office quarterly stating the blackout dates including a copy of the Ameriprise Securities Trading Policy.

•         (For Bands 70 and above only) Affirm stock ownership requirements are met or requirements understood if not yet met. The Company has implemented stock ownership guidelines for executives. These guidelines have been communicated to affected executives. All Bands 70+ will receive a stock ownership summary statement annually.

•         (For executive officers only) Participants who are executive officers of the Company also need to be aware that their sales of AMP Shares in all Company plans, including the Ameriprise 2005 Incentive Compensation Plan, Ameriprise Deferred Compensation Plan, Ameriprise Financial 401(k) Plan and all other stock-based plans in which they participate, are subject to the reporting requirements and short-swing trading restrictions of Section 16 of the Securities Exchange Act of 1934. You should consult with your personal financial or legal advisor prior to selling and/or buying AMP Shares in these plans.

3. Submit your “Notice of Exercise of Employee Stock Option Form.” If you plan to sell all or a portion of your AMP Shares, fax the form directly to AFBS at 612.671.6023. If you are paying for the exercise by check or with AMP Shares you already own, mail the form to AFBS at the address indicated on the form, along with the check or instructions on where AMP Shares are currently held. AFBS will confirm either the amount or shares needed to cover the exercise cost and the required minimum tax withholding. (Electronic submission of forms is not currently available.)

4. To place a stop order on your account, contact AFBS directly at 612.671.5355 or 800.555.9826.

You will also need to complete and submit the “Notice of Exercise Form” and “Attestation Form,” if swapping shares.

The provisions and procedures described above are subject to change as the Company implements more integrated and automated processes.

NQSO Exercise Illustration

(For U.S. purposes only) The illustration shows three ways to exercise an NQSO. In this example, assume a U.S. employee chooses to exercise 1,000 NQSO shares with a grant price of $30 per share. Assume the market price on the exercise date is $50 per share.

NQSO Exercise Alternatives

			Cash (Using Check	Stock-for-Stock
	Exercise Step	Cashless Via Broker	or Money Order)	(Swap)

A	Market value of exercised AMP Shares at $50 ($50/share x 1,000 shares)	$50,000	$50,000	$50,000

B	Exercise price paid
	($30/share x 1,000 shares)	$30,000 (use sale proceeds)	$30,000	$30,000 (swap 600 AMP Shares)

C	Pre-Tax Gain (Step A – Step B)	$20,000	$20,000	$20,000

D	Minimum U.S. tax withholding paid (Step C x 40% assumed tax)	$8,000	$8,000 (withhold 160 AMP Shares from exercise)	$8,000

E	Incremental value after exercise and tax withholding (Step A – Step B – Step D)	$12,000 (broker commission applies)	$12,000	$12,000

F	Incremental share ownership (or net proceeds) from exercise	$12,000	840 AMP Shares (1,000 – 160 AMP) Shares withheld for taxes)	240 AMP Shares (1,000 – 160 AMP Shares withheld for taxes; 600 AMP Shares swapped)

(See “About the Illustrations” for an important disclosure.)

Treatment of NQSOs Upon Certain Events

To find out how your NQSOs will be treated upon retirement, employment termination, leave of absence, etc., please see “Treatment of LTIAs Upon Certain Events.”

Restricted Stock Unit (“RSU”)

The Company has the right to grant an RSU in place of an RSA or NQSO when it is advantageous to the employee and/or the Company from a tax perspective.

In the United States, RSUs are granted in lieu of RSAs to employees who meet the retirement definition during the course of the award’s term to avoid adverse tax consequences. In certain countries outside the United States, RSAs or NQSOs are taxable at the time of grant even though they have not vested. For this reason, RSUs may be granted and they may have country-specific provisions.

Generally, an RSU represents the Company’s intent to provide a specified number of AMP Shares at the end of a three-year period of continuous employment. During this period, you receive quarterly payments that are the equivalent value of AMP Share dividends. You do not have voting rights for shares promised under the RSU.

After vesting, you will receive the number of vested AMP Shares specified in your RSU award. Tax withholding on the market value of these shares will depend on the tax regulations in your country. Any required minimum tax withholding will be paid by withholding AMP Shares.

Treatment of RSUs Upon Certain Events

For information about how your RSUs will be treated upon certain events, such as retirement, employment termination, leave of absence, etc., please see “Treatment of LTIAs Upon Certain Events.”

Long-Term Performance Plan (“LTPP”) for Bands 50 and above

Please refer to the separate Long-Term Performance Plan guide on Inside for details and provisions pertaining to this plan.

Tax Implications for Stock-Based and Other LTIAs (U.S. Only)

The following is a summary description of the United States federal income tax consequences generally arising with respect to grants of RSAs, NQSOs, RSUs and other LTIAs issued under the Plan. There may also be state and local taxes applicable to these awards. This summary is not intended to be a complete description of all possible tax consequences of LTIAs issued under the Plan and you should be aware that different tax treatments may apply outside of the United States depending upon your country of residence and/or citizenship.

NO ADVICE ON TAX TREATMENT OF ANY LTIA, INCLUDING THE EXERCISE OF ANY NQSOS, HAS BEEN GIVEN TO YOU. YOU ARE URGED TO CONSULT YOUR OWN PERSONAL COUNSEL, ACCOUNTANT, OR OTHER TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF LTIAS GRANTED TO YOU BASED ON YOUR PARTICULAR TAX SITUATION.

RSA/RSU: U.S. Tax Implications

The tax rules that apply to your RSA or RSU award vary based on your tax jurisdiction. Below is a brief summary of the general tax implications for U.S. taxpayers. You are urged to consult with your personal tax advisor on applicable tax implications of RSA or RSU awards and selling acquired AMP Shares in light of your individual circumstances.

For employees subject to U.S. taxes, there are no specific income tax consequences when an RSA/RSU award is granted. As the restricted period expires and RSA/RSU shares vest (i.e., the RSA/RSU shares become transferable or no longer subject to a substantial risk of forfeiture, whichever occurs earlier), ordinary compensation income taxes are triggered based on the market value of an AMP Share on the day of vesting. Your W-2 wage and earnings statement will indicate that you had ordinary compensation income equal to the market value of your vested AMP Shares.

Income resulting from an RSA/RSU vesting is subject to U.S. statutory federal minimum income tax withholding, plus any applicable statutory state and local withholding. (NOTE: The actual income tax you owe will be based on your individual circumstances and may be more or less than the income tax withheld.) This income is also subject to Social Security and Medicare taxes. The net AMP Shares deposited into your account will be the number of AMP Shares specified in your RSA/RSU award less the necessary number of AMP Shares needed to satisfy any tax withholding requirements.

If you later sell AMP Shares acquired from an RSA/RSU vesting, you will realize a short-term or long-term capital gain (or loss) on the spread between the market value on the date of vesting (your cost basis) and the net proceeds you receive when you sell the AMP Shares. If you realize a gain after satisfying a minimum holding period (currently greater than one year) and are in a net capital gain position under applicable U.S. tax rules, you may be able to pay tax on the gain based on long-term capital gains tax rates. These rates are generally lower than ordinary income and short-term capital gains tax rates. If you realize a loss, you may be able to use that loss to offset any capital gains you may otherwise have. Any loss in excess of capital gains may, to a limited extent, be used to offset ordinary income, as permitted under applicable U.S. tax rules.

During the restricted period, any dividends or dividend-equivalents paid on unvested RSA/RSU shares will be paid through the Transfer Agent and reflected in the earnings column under “Taxable Other” on your payroll check. Dividends or dividend-equivalents paid on these shares are also considered ordinary income and are subject to taxes, as described above. Ordinary income incurred will appear on your W-2 statement.

In advance of an RSA vesting event, you will receive a notification of this pending RSA vesting from Ameriprise LTIA Administration. This notification will provide you with important information and instructions in advance of the vesting date. At the end of the calendar year in which you had a vesting event, you will receive a Share Release Receipt that reflects the grant date, vesting date, market value of your vested AMP Shares, Ameriprise Financial stock price used to calculate the fair market value, number of shares withheld to satisfy your tax obligation, breakdown of the taxes withheld and net shares delivered to you. It is extremely important that you retain this document for income tax purposes.

NQSO: U.S. Tax Implications

The tax implications that apply when you exercise your NQSOs vary based on your tax jurisdiction. Below is a summary of the general tax implications for holders of NQSOs who are U.S. taxpayers. You are urged to consult with your personal tax advisor on the applicable U.S. and non-U.S. tax implications of receiving and exercising NQSOs and selling acquired AMP Shares in light of your individual circumstances.

For employees subject to U.S. taxes, in the year that you exercise an NQSO, your W-2 wage and earnings statement will indicate that you had ordinary compensation income equal to the difference between the exercise price and the market value of AMP Shares on the day of the exercise.

Income resulting from an NQSO exercise is subject to U.S. statutory minimum federal income tax withholding, plus any applicable statutory state and local withholding. (NOTE: The actual income tax you owe will be based on your individual circumstances and may be more or less than the income tax withheld.) This income is also subject to Social Security and Medicare taxes. You may pay any required minimum tax withholding using one of three payments options: check, selling of AMP Shares or retention of AMP Shares by the Company. Please refer to the section in this Guide titled “NQSO Exercise Illustration” for withholding tax payment details.

If you later sell AMP Shares acquired from an NQSO exercise, you will realize a short-term or long-term capital gain (or loss) on the spread between the market value on the date of exercise (your cost basis) and the net proceeds you receive when you sell the AMP Shares. If you realize a gain after satisfying a minimum holding period (currently greater than one year) and are in a net capital gain position under applicable U.S. tax rules, you may be able to pay tax on the gain based on long-term capital gains tax rates. These rates are generally lower than ordinary income and short-term capital gains tax rates. If you realize a loss, you may be able to use that loss to offset any capital gains you may otherwise have and any loss in excess of capital gains may, to a limited extent, be used to offset ordinary income, to the extent permitted under applicable U.S. tax rules.

If you pay for an NQSO exercise with AMP Shares you have owned for at least six months, generally under current U.S. tax laws, this does not result in the taxable sale or other disposition of these old AMP Shares. In fact, if you use the “attestation” procedure to do this (described in this Guide as a “stock-for-stock exercise”), the old AMP Shares will retain their cost or other tax basis and their holding period.

Other Tax Implications for LTIAs

Performance-based LTIAs

Tax regulations limit the Company’s ability to deduct compensation paid during a fiscal year to a Covered Employee in excess of one million dollars, unless such compensation qualifies as “performance-based compensation” or meets another exception. Generally, LTIAs granted under the Plan may be deductible by the Company, without regard to the limit set by the regulations; however, the Plan does permit awards to be granted that would be subject to such limit and that would not qualify as “performance-based compensation” or meet another exception in the Code. In such case, the Company’s deductions with respect to such awards would be subject to the limitations imposed by the Code.

Generally, you will not have income at the time the CBC grants a performance-based award to you. Under current tax laws, you generally will have income at the time the Company pays cash, AMP Shares, other Company securities or property to you, which will equal the amount of cash and the fair market value of the AMP Shares, securities, or property you receive.

Code Section 83(b) Election

Under the Plan, you may be permitted or required to elect to be taxed at the time of receipt of AMP Shares or other property rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if you subsequently forfeit such AMP Shares or property, you would not be entitled to any tax deduction, including a capital loss, for the value of the AMP Shares or property on which you previously paid tax. In such case, you must file any such election with the IRS within 30 days of the receipt of the AMP Shares or other property. The Company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the Participant.

Parachute Payments

In certain circumstances, a Plan Participant might be deemed to have received “parachute payments” under the Code to the extent that a Change of Control results in the grant of, or increase in the amount of, any LTIA or accelerates a Participant’s rights under any LTIA. In general, if the present value of all payments to a Participant constituting parachute payments equals or exceeds three times the Participant’s “base amount” (the Participant’s average annual compensation, determined over the five-year period preceding the year the payment is made), the Participant will be subject to a 20% excise tax (in addition to regular tax) on the excess of the parachute payments over the Participant’s base amount. Also, the Company will be denied any tax deduction for the amount of the excess parachute payments. See “Payments to U.S. Taxpayers Upon a Change in Control of the Company” for more information.

Code Section 409A

Congress passed tax legislation geared toward certain deferred compensation programs. This statute, Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), was generally effective January 1, 2005. LTIAs earned and vested prior to the end of 2004 are generally exempt from the new law, provided they are not materially modified after October 3, 2004. All LTIAs subject to the new law will be administered in compliance with the new law, even if it conflicts with the information in this Guide, the Plan or the governing award documents described above. In order to comply with Code Section 409A, the CBC may, in its sole discretion in any manner and at any time without your prior consent or notice, subject to Plan provisions, decide to administer, operate, or amend the Plan in conformity with Code Section 409A in an effort to maintain the tax effectiveness of service recipient stock. The information in this Guide, as well as the Plan and the governing award documents, will be amended in accordance with IRS deadlines to comply with Code Section 409A.

Treatment of LTIAs Upon Certain Events

Existing policies regarding the treatment of outstanding RSAs, NQSOs and RSUs under certain circumstances are described below. The CBC may amend the following policies for any or all outstanding and future LTIAs. For specific information about the treatment of your LTIAs, please see the applicable section that describes the following specific events:

•                  Part-time employment status,

•                  Employment termination,

•                  Leave of absence,

•                  Death,

•                  Disability termination,

•                  Retirement,

•                  Transfer between business segments,

•                  Transfer from field sales leader to P2 advisor,

•                  Situations of Detrimental Conduct (Bands 50 and above), and

•                  Change in Control of the Company.

Part-Time Employment Status

Outstanding LTIAs continue to vest while you are on part-time status, subject to the Company’s right to adjust or terminate any outstanding LTIAs, based on its determination of a significant change in your duties and responsibilities.

Employment Termination

This section pertains to employment terminations other than retirement, death, or disability (as described separately).

•                  Voluntary Termination: If you terminate your employment with the Company, your unvested LTIAs will be forfeited. There are no exceptions to this rule. Any vested/exercisable NQSOs you do not exercise within 90 days after your last day of employment will be canceled.

•                  Termination Not Eligible for Severance Under Company Plan: If your employment is terminated for any reason other than death, disability or retirement or due to a Change in Control and you are not entitled to receive benefits under a Company severance plan (as defined by the Company), your outstanding LTIAs, including any exercisable NQSO shares that have not been exercised, will be canceled on your last day of employment.

•                  Termination Eligible for Severance Under Company Plan: If your employment is terminated and you receive benefits under a Company severance plan (as defined by the Company) in the form of payments over a specified severance period, your unvested LTIAs, will be canceled on the earlier of the award expiration date or the end of your severance payments. You will have 90 days from your last day to exercise any vested/exercisable options (NQSOs). All non-vested NQSOs and RSAs are canceled on the last day of the severance period. However, if you begin a new full-time position outside the Company (other than self-employment) during the severance period, your outstanding LTIAs will be canceled upon such employment, regardless of the continuation of severance payments. If your employment is terminated and you receive benefits under a Company severance plan (as defined by the Company) in the form of a lump-sum payment, your outstanding non-vested LTIAs will be canceled as of your last day of employment. You will have 90 days from your last day to exercise any vested/exercisable options (NQSOs).

Leave of Absence

Outstanding LTIAs continue to vest when you are on a leave of absence (as determined by the applicable Company policies) subject to the Company’s right to adjust or terminate any outstanding LTIAs, based on its discretion of a significant change in your duties and responsibilities and/or related employment.

Death

The following chart shows how RSAs/RSUs and NQSOs are treated if your employment with the Company terminates due to your death.

Award Type	Provisions
RSA/RSU	Outstanding RSAs/RSUs become 100% vested.

NQSO	Outstanding NQSOs at death become 100% exercisable. NQSOs are exercisable by the estate for up to 12 months after death or the remaining term of your grant — whichever is less.

In the event of your death, shares for all RSAs/RSUs that vest will automatically be issued to your estate. Because NQSO shares cannot be transferred, the Executor/ Executrix of your estate must open an estate brokerage account to exercise any NQSOs. The estate is then responsible for distributing any funds according to your Last Will and Testament.

Disability Termination

The following chart shows how your RSAs/RSUs and NQSOs are treated if your employment with the Company terminates due to a qualifying disability.

Award Type	Provisions
RSA/RSU	Outstanding RSAs/RSUs become 100% vested.

NQSO	Outstanding NQSOs at employment termination become 100% exercisable. NQSOs are exercisable for up to 12 months after disability or the remaining term of your grant — whichever is less.

Retirement

The following chart shows how RSAs/RSUs and NQSOs are treated upon retirement. The worldwide definition of retirement for all outstanding LTIAs is a minimum of 55 years of age with at least 10 years of applicable service at the point of termination, regardless of any pension plan or other definitions of retirement. IMPORTANT: If you do not meet the definition of retirement, your LTIAs are forfeited immediately upon termination, except in cases of death and disability termination, as described earlier.

Award Type	Provisions
RSA/RSU	Grants awarded in the calendar year you retire are forfeited. All other awards remain outstanding and continue to vest.

NQSOs

Grants awarded in the calendar year you retire are forfeited. All other awards remain outstanding and continue to vest. NQSOs are exercisable for up to five years or the remaining term of your grant — whichever is less.

Transfer Between Business Segments

Outstanding LTIAs continue to vest when you transfer from one business segment to another, subject to the Company’s right to adjust or terminate any outstanding LTIAs, based on its discretion of a significant change in your duties and responsibilities and/or related employment.

Transfer from Field Sales Leader to P2 Advisor

Certain provisions for LTIA continuation apply to awards held by employees (limited to those employees in eligible field sales leadership roles) who transition to P2 advisor without a break in service. The applicable provisions are available on Inside.

Situations of Detrimental Conduct

(Bands 50 and above)

To protect the interests of the Company and all employees, the Company has implemented Detrimental Conduct Provisions, affecting Plan Participants in Bands 50 and above. These provisions support the multi-year performance objectives of LTIAs.

Detrimental Conduct Provisions specify how LTIAs and LTIA payments will be handled in the event a Band 50 or above employee joins a defined competitor, leaves and solicits business customers, solicits or hires Ameriprise Financial employees or otherwise engages in conduct that is against the Company’s interests during certain time periods, as defined by the Company.

•      For Bands 50 and 60 Participants, Detrimental Conduct during employment and up to six months after employment termination would result in the repayment of NQSO gains realized and the vested value of your RSAs for one year prior to employment termination.

•      For Bands 70 and above Participants, Detrimental Conduct during employment and up to one year after employment termination would result in the repayment of NQSOs gains realized and the vested value of your RSAs for two years prior to employment termination.

For the full Detrimental Conduct Provisions, see Appendix in this Guide.

Change in Control (“CIC”) of the Company

We designed the CIC provisions to preserve earned or anticipated compensation and benefits if a CIC were to occur. Our goal is to help you focus on your job during the uncertainty that accompanies a potential CIC.

Generally, as the term is used in this Guide, a CIC includes the following:

1.          A third party acquires 25% or more of the Company’s common shares or voting securities.

2.          A majority of the Ameriprise Financial Board of Directors is replaced.

3.          The consummation of certain mergers, reorganizations, consolidations and sales of assets.

4.          The consummation of a complete liquidation or dissolution of Ameriprise Financial.

If a merger or other business combination transaction between Ameriprise Financial and another party occurs, a CIC and the applicable LTIA treatment would be triggered if any of the following conditions were present:

•                  Parties who were Ameriprise Financial shareholders before the transaction own 50% or less of the voting securities of the new company resulting from the business combination, or their ownership is not substantially in the same proportions as before the transaction.

•                  An unaffiliated party ends up owning 25% or more of the voting securities of the new company (other than a party who owns 25% or more before the transaction).

•                  A majority of the Board of the new company is made up of individuals who were not Ameriprise Financial Board members at the time the deal was signed or approved.

In the event of a CIC, outstanding RSAs/RSUs and NQSOs would vest immediately. In addition, if your employment terminates within two years after a CIC for reasons other than misconduct, you will have an additional 90 days after your employment termination date to exercise your vested NQSOs.

Change in Control situations are complex and involve a variety of possible circumstances. In the event of a CIC, the Company will provide detailed information to you about any compensation and benefits programs that may have special CIC provisions.

Payments to U.S. Taxpayers Upon a Change in Control of the Company

(This section applies to U.S. taxpayers only. This material is highly complex. In the event of a CIC, the Company will provide detailed information to you.)

In the event of a CIC, you may be liable for an excise tax on a portion of your LTIA and other compensation/benefits payments if you are considered a covered employee (as defined in the box at right) and your payments exceed a certain total value under U.S. tax definitions.

Most employees are not covered employees, so there is no limit on the total value of their vesting/payment actions upon a CIC. If you are considered a covered employee in the event of a CIC, we will do the calculation to determine whether you will be better off exceeding the limit and paying the excise tax or having your vesting/payment actions limited to avoid the excise tax.

The Company will determine, in its sole discretion, which approach is more favorable to you and will apply it. You will not be eligible for additional payments to offset the impact of any excise tax. LTIAs and value not accelerated for covered employees if the limit is applied will continue to be governed by applicable award documents and paid out as applicable. Generally, for employees in Bands 70 or above at the time of the CIC, there is no limit on the total value of your LTIA payments, any severance payments and any other vesting/payment actions upon a CIC. In addition, you may be eligible to receive payments to offset the impact of U.S. excise taxes that may apply to you.

Definition of Covered Employee

Generally, covered employees of the Company and its subsidiaries are the employees subject to U.S. taxes who are the most highly compensated 250 employees or the top 1% (who earn at least $75,000 annually), whichever is less, as well as the most highly compensated 50 officers and employees who hold AMP Shares with a market value exceeding $1 million. The actual list of covered employees can only be determined based on information available at the time of a CIC, based on applicable IRS guidance.

Resale of Shares Received Under the Plan

The U.S. securities laws impose restrictions on the resale of AMP Shares by individuals who are “affiliates” of the Company. Affiliates may resell their AMP Shares by complying with Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) or by registering their AMP Shares for sale under the Securities Act. These restrictions do not apply to individuals who are not affiliates of the Company.

Comparison of LTIA Major Terms and Provisions

There are a number of changes to the terms and provisions for LTIAs granted in 2007. The past provisions will continue to apply for all awards granted prior to 2007.

Non-Qualified Stock Options (NQSOs)

The following table summarizes what has changed for the new non-qualified stock option (NQSO) awards. Keep in mind this is only a summary, and the actual Plan document, Program Guide and Award Certificates will govern.

	Current Outstanding Awards	New Awards
	(awarded prior to 2007)	(awarded starting in 2007)
Voluntary and Involuntary Termination (not for cause) • Unvested • Exercise Period	Forfeited 0 days after termination	No change 90 days after termination

Involuntary Termination (for cause) • Unvested • Exercise Period	Forfeited 0 days after termination	No change No change

Death & Disability • Unvested • Exercise Period	Vesting accelerated Up to five years after death or disability or remaining term of grant, whichever is less	No change Up to 12 months after death or disability or remaining term of grant, whichever is less

Vesting	Four-year vesting schedule: vest at 25% per year for the four years following the date of grant	Three-year vesting schedule: vest at 33 1/3% per year for three years following the date of grant.

Non-Compete (Detrimental Conduct Agreement) - Bands 50+ only • Clawback Provision	A clawback provision applies to both RSAs and NQSOs for all Band 50 and above employees. See Detrimental Conduct Agreement in the appendix in this guide for details

Transfer to P2 (field leaders only)	Please refer to the P2 Transfer Guide found on Inside for most recent information.

	Awards Granted	Awards Granted 1/1/2005	Awards Granted
	Prior to 2005*	Thru 12/31/2006*	1/1/2007 and after
Retirement • Unvested

(Age 55-59/10 yrs) 100% of all grants outstanding are forfeited.

(Age 60-61/10 yrs) 50% of grants outstanding continue to vest. The remaining unvested grants are forfeited.

(Age 62+/10 yrs) 100% of all grants outstanding continue to vest.

(Age 55-59/10 yrs) 50% of grants outstanding > one year continue to vest. All remaining unvested grants are forfeited.

(Age 60-61/10 yrs) 100% of grants outstanding > one year continue to vest. Grants outstanding < one year are forfeited.

(Age 62+/10 yrs) 100% of all grants outstanding continue to vest.

(Age 55+/10 yrs) Grants awarded in calendar year of retirement are forfeited. All other grants remain outstanding and continue to vest.

• Exercise Period	Remainder of term	Remainder of term	Up to five years or remaining term of grant, whichever is less.

*  For awards granted under the American Express program which were substituted with Ameriprise Financial awards dated 9/30/2005, provisions apply based on the original grant date of the award.

Restricted Stock Awards/Restricted Stock Units (RSAs and RSUs)

The following table summarizes what has changed for the new restricted stock awards (RSAs). Keep in mind this is only a summary, and the actual Plan documents and Award Certificates will govern.

	Current Outstanding Awards	New Awards
	(awarded prior to 2007)	(awarded starting in 2007)
Voluntary and Involuntary
Termination (not for cause)
• Unvested	Forfeited	No change

Involuntary Termination (for cause)
• Unvested	Forfeited	No change

Death & Disability
• Unvested	Vesting accelerated	No change

Retirement
• Unvested	(Age 55-59/10 yrs) RSAs outstanding > two years from grant shares vest immediately; remaining shares are forfeited	(Age 55+/10 yrs) RSAs awarded in calendar year of retirement are forfeited

	(Age 60-61/10 yrs) In addition to provision above, half of RSAs < two years from grant date vest immediately (Age 62+/10 yrs) All RSAs vest immediately	All other RSAs remain outstanding and continue to vest

Vesting	Four-year vesting schedule: vest at 25% per year for the four years following the date of grant	Three-year vesting schedule: vest at 33 1/3 % per year for three years following the date of grant

Non-Compete (Detrimental Conduct
Agreement) - Bands 50+ only
• Clawback Provision	A clawback provision applies to both RSAs and NQSOs for all Band 50 and above employees See Detrimental Conduct Agreement in the appendix in this guide for details

Transfer to P2 (field leaders only)	Please refer to the P2 Transfer Guide found on Inside for most recent information

Administrative Information about this Guide

About this Guide

This Long-Term Incentive Award Program Guide (the Guide) provides information about the long-term incentive award program and related policies for long-term incentive awards (LTIAs) granted pursuant to the Ameriprise Financial 2005 Incentive Compensation Plan (the Plan).

The LTIA program is designed for eligible employees of Ameriprise Financial, Inc., and any of its affiliates participating in the Plan (collectively referred to herein as the “Company” or “Ameriprise”), as determined by the Compensation and Benefits Committee of the Board of Directors of the Company (CBC).

In some countries, certain award features may be different than those shown in this Guide to meet local regulatory or other requirements. Awards are granted at the discretion of the CBC or, to the extent permitted by the Plan, its designee, and are subject to local market regulations and legislation, which could change at any time. Also note that while the tax laws that apply to participants of the LTIA program are based on each employee’s tax jurisdiction, most tax information provided in this Guide is generally for U.S. purposes only. Any tax information provided in this Guide is not intended to constitute tax advice. The Company urges all employees to consult their personal tax advisor with any questions or issues regarding their participation in the LTIA program.

The Board may, from time to time, alter, amend, interpret, suspend or terminate the Ameriprise Financial 2005 Incentive Compensation Plan (Plan) and applicable Plan documents as it shall deem advisable, without your prior consent or notice (including, but not limited to, alignment with legislative or regulatory developments) subject to the terms of the Plan document and any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the principal securities market on which AMP Shares are traded. The information in this Guide does not create an employment contract and does not imply there will be an LTIA program in the future, nor what the participation, selection and award guidelines would be.

The general nature of the Plan and its terms and conditions are described here, but the information contained in this Guide is for general guidance only and is not intended to be a complete description of the Plan. In the event of a conflict or inconsistency between this Guide and the Plan, the Plan provisions will govern.

About the Illustrations

All LTIA illustrations and corresponding values shown in this Guide are based on financial, stock price and other assumptions about future events or circumstances, which may or may not actually occur, as well as continuous employment and award requirements.

The illustrations are hypothetical and not meant to imply that the Company will achieve certain stock prices or growth rates, or has achieved any stated growth rate consistently in the past. The value and return on Ameriprise Financial common stock will fluctuate over time and may be worth more or less than the values shown in these illustrations. Past performance is no guarantee of future results. Please consult your personal financial advisor on the value, tax and other implications of your LTIAs, as applicable to your circumstances. This Guide is not intended to provide any financial or tax advice.

Award Confirmation Materials

Generally, all employee recipients of LTIAs will have online access to their individual LTIA information through the Company’s HR self-service. In addition, Restricted Stock Award (“RSA”), Restricted Stock Unit (“RSU”) and/or Non- Qualified Stock Option (“NQSO”) Award Certificates will be distributed to employees via regular mail. In the future, RSA, RSU and NQSO Award Certificates may be distributed via electronic means (either inter-Company electronic mail or to the employees’ desktop computers). Those LTIA recipients who do not have access to online

HR tools will have confirmation materials mailed to their home address as soon as practicable following approval of the award.

You should print out and retain these LTIA documents with any award materials you have received in the past.

Governing Award Documents

The Plan, the Award Certificates and this Guide contain the controlling provisions of each LTIA. To view these documents please go to Inside. While it is intended to have all LTIA documents available on the HR Homepage, this page is currently under construction. Therefore, please search within Inside to access these LTIA documents. These documents, along with CBC decisions, will govern in cases of conflict, ambiguity or miscommunication. No employee has the authority to change or supersede LTIA provisions or CBC decisions. Any representation to the contrary will be void and non-binding on the Company.

AMP Shares Available for Grant Under the Plan

37,900,000 AMP Shares are authorized for issuance under the LTIA. Of such total, no more than 4,400,000 shares may be issued in the future for what are referred to as “full value” awards which are Plan awards other than stock options or stock appreciation rights. AMP Shares issued under the Plan may be either newly issued shares or treasury shares.

Excluding AMP Shares that may be issued with respect to Substitution Awards, the maximum number of AMP Shares that may be covered by LTIAs granted to any single Plan participant in any calendar year cannot exceed 3,000,000 AMP Shares. Further, the amount payable in cash to any covered employee for any calendar year for all performance-based compensation under the plan will not exceed $25,000,000.

If any shares subject to an award are forfeited, expire or otherwise terminate without issuance of such shares, or any award is settled for cash or otherwise does not result in the issuance of all or a portion of the shares subject to such award (including on payment in shares on exercise of a stock appreciation right), such shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for issuance under the Plan.

For the avoidance of doubt, in the event that (i) any stock option or other award granted under the Plan is exercised through the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, or (ii) withholding tax liabilities arising from such stock option or other award are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, the shares so tendered or withheld shall not become available for issuance under the Plan.

Plan Administration

The CBC may from time to time designate: people who should be granted LTIAs, the amount, type and other terms and conditions. Subject to the terms and limitations of the Plan, the CBC will have full discretion and authority to administer the Plan, including authority to interpret and construe provisions and terms for LTIAs issued and to adopt rules and regulations.

Notwithstanding the Committee’s broad authority under the Plan, the Committee generally may not reprice, adjust or amend the exercise price of outstanding stock options or the strike price of outstanding stock appreciation rights, whether through amendment, cancellation and replacement grant, or any other means, nor permit the exchange of an outstanding option for cash or another award, unless such action is approved by the Company’s shareholders. In addition, certain amendments to the Plan require shareholder approval.

The Company will pay any LTIA amount payable following the award terms; however, the CBC may defer the payment amounts within the terms of the Company’s deferred compensation plan.

The Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended (ERISA) and it is not qualified under the Internal Revenue Code.

The Company’s Board of Directors appoints CBC members for an annual term. The Board may remove any CBC member for cause and a majority of the shareholders may remove a CBC member for any reason. No CBC member is an employee of the Company or has any business undertakings with the Company.

Performance-Based Compensation

The CBC may grant LTIAs to one or more of the following performance measures:

•	Net income or operating net income (before or after taxes, interest, depreciation, amortization, and/or nonrecurring/unusual items),

•	Return on assets, return on capital, return on equity, return on economic capital, return on other measures of capital, return on sales or other financial criteria,

•	Revenue or net sales,

•	Gross profit or operating gross profit,

•	Cash flow,

•	Productivity or efficiency ratios,

•	Share price or total shareholder return,

•	Earnings per share,

•	Budget and expense management,

•	Customer and product measures, including market share, high value client growth, and customer growth,

•	Working capital turnover and targets,

•	Margins, and

•

Economic value added or other value added measurements (in any such case [x] considered absolutely or relative to historic performance or relative to one or more other businesses and [y] determined for the Company or a business unit or division).

Within 90 days after the beginning of a performance period, and in any case before 25% of the performance period has elapsed, it is expected that the CBC will establish:

•	Performance goals and objectives for such performance period,

•	Target awards for each Participant, and

•	Performance schedules or other objective methods for determining a performance percentage to be applied to each target award.

The measurement of any performance measure(s) may exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes. Any performance metric(s) may be used to measure the Company’s performance as a whole or any business unit or any combination. Additionally, any of the above performance measures may be used to compare the Company’s performance to a group of competitor companies or a published or special index.

Adjustments upon Changes in Capitalization

If the outstanding shares of Common Stock are changed by reason of any stock split, stock dividend, combination, subdivision or exchange of shares, recapitalization, merger, consolidation, reorganization or other extraordinary or unusual event, the Committee will direct that appropriate changes be made in the maximum number or kind of securities that may be issued under the Plan and in the terms of certain outstanding awards, including the number of shares or securities subject to awards and the exercise price or other stock price or share-related provisions of awards.

Tax Withholding

The Plan provides that Participants may elect to satisfy certain federal, state and local withholding tax requirements with cash or AMP Shares. If a Participant remits AMP Shares or instructs the Company to withhold AMP Shares, only the number of AMP Shares sufficient to satisfy the minimum withholding tax requirements will be withheld.

Assignment and Transfer

LTIAs may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution, except as permitted by the CBC.

Amendment

Our Board of Directors may at any time suspend or discontinue the Plan or revise or amend it in any way; however, the Board generally may not reprice, adjust or amend the exercise price of outstanding stock options or the strike price of outstanding stock appreciation rights, whether through amendment, cancellation and replacement grant, or any other means, nor permit the exchange of an outstanding option for cash or another award, unless such action is approved by the Company’s shareholders. In addition, certain amendments to the Plan require shareholder approval.

Term of the Plan

No grants of LTIAs may be made under the Plan after September 30, 2015.

Appendix A

DETRIMENTAL CONDUCT PROVISIONS TO LONG-TERM INCENTIVE AWARDS

CONSENT TO THE APPLICATION OF FORFEITURE AND DETRIMENTAL CONDUCT PROVISIONS TO LONG-TERM INCENTIVE AWARDS

(Revised February 2007)

1.     Introduction.

Stock Options, Restricted Stock Awards, Restricted Stock Unit Awards, other stock-based awards, Portfolio Grants, Long Term Performance Plan awards and any other incentive awards (the entirety of the foregoing collectively referred to herein as “Awards”) are issued to employees pursuant to the Ameriprise Financial 2005 Incentive Compensation Plan, as amended from time to time (the “Ameriprise 2005 ICP”), at the discretion and subject to the administration of the Compensation and Benefits Committee of the Board of Directors of Ameriprise Financial, Inc. (the “Ameriprise CBC”). This agreement (the “Agreement”) between Ameriprise Financial, Inc. (“Ameriprise”) and you supplements the terms of the Ameriprise 2005 ICP, the Ameriprise Financial LTIA Guide, any Award certificates and any other agreement for the grant of any Awards under the Ameriprise 2005 ICP, and applies to all Awards that have been issued to you under the Ameriprise 2005 ICP.

In consideration of the issuance of Awards to you under the Ameriprise 2005 ICP, to the extent consistent with the terms of the Ameriprise 2005 ICP, you agree to the incorporation of the terms of this Agreement to all Awards issued to you in the future under the Ameriprise 2005 ICP or any successor plan(s), as well as any Awards that may have been issued to you in the past under the Ameriprise 2005 ICP, including any awards that may have been issued to you in substitution of Awards originally issued under the American Express Company 1998 Incentive Compensation Plan. The terms of this Agreement shall be effective upon signing or the issuance of awards to you under the Ameriprise 2005 ICP, whichever occurs first. Although the Company (as defined in Paragraph 2 of the Agreement) reserves the right to determine whether you are recommended for an Award and the amount and type of Awards you receive, if you sign this Agreement you will be eligible for at least one type of Award.

2.     Detrimental Conduct.

If you engage in Detrimental Conduct (as defined below), Awards previously issued to you may be canceled, rescinded or otherwise restricted and the Company can recover any payments you received and stock delivered to you in accordance with the terms of Paragraph 3 of this Agreement. For purposes of this Agreement, “Detrimental Conduct” shall mean the conduct described in Paragraphs 2(a) through 2(g) of this Agreement.

(a)   Noncompete.

For a twelve month period after your last day of active employment if you are a Band 70 or above employee, or for a six month period after your last day of active employment if you are a Band 50 or 60 employee, and during your employment with Ameriprise and its subsidiaries and affiliates (collectively, the “Company”), you shall not be employed by, provide advice to or act as a consultant for any Competitor. The Company has defined Competitor for certain lines of business, departments or job functions by establishing a specific standard and/or by name as set forth in the attached Competitor List. Your personal list of competitors will be the sum of either:

(i)    all competitors derived from the Standard Competitors column on the Competitor List for the lines of business and departments (under the Line of Business, Department or Job Function column) that you provided services to or managed during the two-year period preceding the date your employment with the Company terminates, or

(ii)   if the job function you are employed in at the time your employment with the Company terminates is listed on the Competitor List under the Line of Business, Department or Job Function column, the competitors under the Standard Competitors column of the Competitor List, plus the Entities (as that term is defined in Paragraph 12 of this Agreement) listed on the Competitor List under the column titled Business Unit Wide Competitors for the business units that you provided services to or managed during the two-year period preceding the date your employment with the Company terminates. If any line(s) of business you provided services to or managed during the two-year period preceding the date your employment with the Company terminates is not listed on the Competitor List, then, with respect to such line(s) of business, you shall not be employed by, provide advice to or act as a consultant for (i) an Entity’s line of business that competes with those line(s) of business and (ii) the Entities listed on the Competitor List under the column titled Business Unit Wide Competitors for the business units you provided services to or managed during the two-year period preceding the date your employment with the Company terminates. Except for Business Unit Wide Competitors, the prohibition against being employed by, providing advice to or acting as a consultant for a Competitor is limited to the line(s) of business of the Competitor that compete with the line(s) of business of the Company that you provided services to or managed. With respect to Business Unit Wide Competitors, you agree not to be employed by, provide advice to or act as a consultant for such Entities in any line of business because these Entities compete with several of the Company’s lines of business. The Company can revise the Competitor List at its discretion at any time and from time to time and as revised will become part of this Agreement. A copy of the current Competitor List will be available through the Corporate Secretary’s Office. Notwithstanding anything in this Agreement to the contrary, the Company shall not make any additions to the Competitor List for a period of two years following the date of a Change in Control (as defined in the Ameriprise 2005 ICP).

This subparagraph 2.a will not apply to employees who are primarily employed in a state or other jurisdiction where such noncompete agreements are specifically prohibited by law.

(b)   Nondenigration.

For a twelve month period after your last day of active employment (“the Restricted Period”) and during your employment with the Company, you or anyone acting at your direction will not denigrate the Company or the Company’s employees to the media or financial analysts. You agree during the Restricted Period not to (i) provide information considered proprietary by the Company to the media or financial analysts or (ii) discuss the Company with the media or financial analysts, without the explicit written permission of the Senior Vice President—Public Affairs, Communications and Government Relations. This Paragraph shall not be applicable to any truthful statement required to be made by you in any legal proceeding.

(c)   Nonsolicitation of Employees.

During the Restricted Period, you shall not employ or solicit for employment any employee of the Company. In addition, during the Restricted Period you shall not advise or recommend to any other person that he or she employ or solicit for employment, any person employed by the Company for the purpose of employing that person at an Entity at which you are or are intending to be (i) employed, (ii) a member of the board of directors, or (iii) providing consulting services.

(d)   Nonsolicitation of Customers.

During the Restricted Period you shall not directly or indirectly solicit or enter into any arrangement with any Entity, which is, at the time of such solicitation, a significant customer of the Company for the purpose of engaging in any business transactions of the nature performed or contemplated by the Company. This Paragraph shall apply only to customers whom you personally serviced while employed by the Company or customers you acquired material information about while employed by the Company.

(e)   Misconduct.

During your employment with the Company, you will not engage in any conduct that results in termination of your employment for Misconduct. For purposes of this Paragraph 2(e), Misconduct is (i) material violation of the Ameriprise Financial Code of Conduct, (ii) criminal activity, (iii) gross insubordination, and (iv) gross negligence in the performance of your duties.

(f)    Confidential Information.

During the Restricted Period and during your employment with the Company, you shall not misappropriate or improperly disclose confidential information or trade secrets of the Company and its businesses, including but not limited to information about marketing or business plans, possible acquisitions or divestitures, potential new products or markets and other data not available to the public.

(g)   Other Detrimental Conduct.

During the Restricted Period, you shall not take any actions that the Company reasonably deems detrimental to its interests. To the extent practicable, the Company will request you to cease and desist or rectify the conduct prior to seeking any legal remedies under this Paragraph and will only seek legal remedies if you do not comply with such request. This Paragraph shall not be applied to conduct that is otherwise permitted by Paragraphs 2(a) through 2(f). For example, if you leave the Company’s employment to work for an Entity that is not a Competitor under Paragraph 2(a), the Company will not claim that employment with that Entity violates Paragraph 2(g). Notwithstanding anything in this Agreement to the contrary, this Paragraph 2(g) shall not be applicable to you from and after your last day of active employment, if your employment terminates for any reason (other than Misconduct, as defined in Paragraph 2(e) above) within two years following a Change in Control (as defined in the Ameriprise 2005 ICP).

3.     Detrimental Conduct Remedies.

(a)   Repayment of Financial Gain.

(i)    Band 70 and Above. If you fail to comply with the requirements of Paragraphs 2(a) through 2(g) and you are a Band 70 employee or above at the time your employment with the Company terminates, the Company may cancel any outstanding Awards and recover (i) the amount of any gain realized on stock options and stock appreciation rights issued under the Ameriprise 2005 ICP or issued under the American Express Company 1998 Incentive Compensation Plan or the American Express Company 1989 Long-Term Incentive Plan (together, the “AXP Incentive Plans”), that you have exercised, as of the date you exercised them, (ii) any payments you received for Portfolio Grant Awards or other Awards issued under the Ameriprise 2005 ICP or the AXP Incentive Plans and (iii) stock whose restrictions lapsed (or the value of the stock at the time the restrictions lapsed) pursuant to a Restricted Stock Award, Restricted Stock Unit Award or other Award, or any other stock-based award issued under the Ameriprise 2005 ICP or the AXP Incentive Plans, during the last two years you were employed by the Company (including employment with American Express Company). If you fail to comply with the requirements of Paragraphs 2(a) through 2(g), you agree to repay the Company in accordance with the terms of this Paragraph 3(a) and the Company shall be entitled to set-off against the amount of any such repayment obligation any amount owed to you by the Company.

(ii)   Band 50 or 60. If you fail to comply with the requirements of Paragraphs 2(a) through 2(g) and you are a Band 50 or 60 employee at the time your  employment with the Company terminates, the Company may cancel any outstanding Awards and  recover (i) the amount of any gain realized on stock options and stock appreciation rights issued under the Ameriprise 2005 ICP or issued under the American Express Company 1998 Incentive Compensation Plan or the American Express Company 1989 Long-Term Incentive Plan (together,  the “AXP Incentive Plans”), that you have exercised, as of the date you exercised them, (ii) any payments you received for Portfolio Grant Awards or other Awards issued under the Ameriprise 2005 ICP or the AXP Incentive Plans and (iii) stock whose restrictions lapsed (or the value of the stock at  the time the restrictions lapsed) pursuant to a Restricted Stock Award, Restricted Stock Unit Award or other Award, or any other stock-based award issued under the Ameriprise 2005 ICP or the AXP Incentive Plans, during the last twelve months you were employed by the Company. If you fail to comply with the requirements of Paragraphs 2(a) through 2(g), you agree to repay the Company in accordance with the terms of this Paragraph 3(a)  and the Company shall be entitled to set-off against the amount of any such repayment obligation any amount owed to you by the Company.

(b)   Other Remedies.

The remedy provided pursuant to Paragraph 3(a) shall be without prejudice to the Company’s right to recover any losses resulting from a violation of this Agreement and shall be in addition to whatever other remedies the Company may have, at law or equity, for violating the terms of this Agreement.

4.     Approval to Exercise Options.

If you are a Band 50 employee or above, you may be required to obtain written approval to exercise more than a specified percent of all your outstanding vested stock options issued under the Ameriprise 2005 ICP in any 90-day calendar period. The standard for determining whether to approve your request to exercise options will be whether you are complying and will comply with the requirements of paragraphs 2(a) through 2(g) of this Agreement. You may contact the Corporate Secretary’s Office for additional information on any applicable policies.

5.     Compensation Band Changes.

If the Company changes its current system of classifying employees in compensation bands and management tiers, the references to Bands 50, 60, 70, and Executive Officers in this Agreement will be construed to mean the compensation level(s) and management tiers in the new or revised system that, in the Company’s discretion, most closely approximates these bands and management tiers under the current system.

6.     Involuntary Terminations.

This Agreement will not apply to employees of the Company who enter into a severance agreement with the Company or other involuntary terminations as determined by the Company (excluding terminations covered by Paragraph 2(e) hereof). In the event of a spin-off or sale of a business, the terms of Paragraphs 2(b), 2(c) and 2(f) of this Agreement shall continue to apply during the Restricted Period but the other terms of Paragraph 2 will not continue to apply.

7.     Choice of Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without reference to principles of conflicts of laws.

8.     Choice of Forum.

Any arbitration, litigation or other proceeding commenced by you or the Company for the purpose, in whole or in part, of enforcing the Agreement or the respective rights or obligations of you or the Company hereunder shall be commenced in accordance with the applicable arbitration policy, in the Federal or State courts of New York or in such other jurisdiction as the Company may reasonably select.

9.     Electing Not to Sign.

If you elect not to sign this Agreement, you will not be issued any new Awards under the Ameriprise 2005 ICP or any successor plan(s). In addition, if you elect not to sign this Agreement, awards issued to you under the Ameriprise 2005 ICP continue to be subject to any prior Agreements you may have signed. Nothing in this Agreement should be construed as a limitation on the Company’s right to change, at its discretion, the terms and conditions it deems appropriate with respect to Awards issued to you in the future.

10.  Employment.

This Agreement does not confer upon you any right of continued employment for any period of time and is not an employment contract.

11.  Modification.

You agree that if any provision in this Agreement is determined by a court or arbitrator of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, such provision shall be enforceable to the maximum extent permissible under applicable law and such court or arbitrator shall reform such provision to make it enforceable.

12.  Definition of Entity.

As used in this Agreement, the word Entity or Entities shall mean any corporation, partnership, association, joint venture, trust, government, governmental agency or authority, person or other organization or entity.

13.  Waivers.

The failure of the Company to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision or of any other provision. Any waiver or modification of the terms of this Agreement will only be effective if reduced to writing and signed by both you and the President or Chief Executive Officer of Ameriprise.

14.  Entire Agreement.

This Agreement constitutes the entire understanding between you and the Company with respect to the subject matter of this Agreement and, unless otherwise specified in this Agreement, supersedes all prior agreements, understandings and arrangements, oral or written, between you and the Company with respect to the subject matter of this Agreement.

Resources

Availability of Certain Information and Incorporation of Documents by Reference

Pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company will provide, without charge, upon the written or oral request of any person to whom this Guide is delivered by the Company or one of its affiliated entities to the Corporate Secretary’s Office, Ameriprise Financial, Inc., 55 Ameriprise Financial Center, Minneapolis, MN 55474, 612.671.3131, a copy of any of the following documents, all of which are incorporated by reference in this Guide:

(a)   The Company’s Registration Statement on Form 10, as amended, as filed with the Securities and Exchange Commission (the “Commission”) August 19, 2005 (the “Form 10 Registration Statement”);

(b)   All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10 Registration Statement; and

(c)   The description of the Company’s Common Stock contained in the Company’s Form 10 Registration Statement, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Registration Statement on Form S-8 to which this Guide relates and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in, and to be a part of, this Guide from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Guide to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Guide.

Nothing in this Guide will be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

In addition, the Company will provide, without charge, upon the written or oral request of any person to whom this Guide is delivered by the Company or one of its affiliated entities to the Corporate Secretary’s Office (contact information noted above), copies of all reports, proxy statements and other communications distributed by the Company to the holders of AMP Shares.

Contact Information

Type of Question or Information Needed
All stock option exercises (cashless, swap or personal check)

Notice of Exercise of Employee Stock
Option and Attestation Form

Ameriprise Brokerage Account (to
access brokerage account information)

RSA and NQSO grant information
(grants, vesting detail, tax information,
brokerage account number on file with Stock Administration)

Detrimental Conduct Provisions
for Bands 50 and above

Other information requests (e.g., LTIA
policy questions for HR, general
LTIA questions)

Senior Management Stock
Ownership Program (Bands 70 and
above)

Pre-clearance, Ameriprise Securities
Trading Policy including information
about Blackout Periods

Stock Transfer Agent:
• Shareholder inquiries
• Address changes
• Dividend check replacement

American Express LTIA
information